Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in this Registration Statement on Form S-3 of Grill Concepts, Inc. for the registration of 2,920,164 shares of common stock and to the incorporation by reference of our report dated March 27, 2007, except for the restatement as described in Note 1 under “Restatement of Financial Results” which is as of August 14, 2007, with respect to the consolidated financial statements and schedule (which report expressed an unqualified opinion and contains an explanatory paragraph related to the adoption of Statement of Financial Accounting Standards No. 123R, Share-Based Payment,) included in the Annual Report of Grill Concepts, Inc. on Form 10-K/A for the year ended December 31, 2006.

/s/    Moss Adams LLP

Los Angeles, California

August 14, 2007